Exhibit 19.1

ZYNEX INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) provides guidelines to all employees, officers, and affiliates of Zynex, Inc., and its subsidiaries (the “Company”), as well as members of the Company’s Board of Directors (the “Directors”), with respect to transactions in the Company’s securities and codifies the Company’s standards on trading and enabling, or causing the trading of securities of the Company or other publicly-traded companies while in possession of material, non-public information.

Scope of Policy

The Policy applies to Directors, officers, employees, independent contractors and special consultants of the Company, and their respective immediate family members (“Insiders”), and is divided into two parts:

Part I applies to all Insiders, and prohibits trading in the Company’s and other companies’ securities in certain circumstances; and

Part II applies to Directors, certain officers and employees of the Company who typically have access to financial and other highly sensitive information regarding the Company’s business, and imposes additional restrictions on those individuals with respect to trading in the Company’s securities. Part II may also apply to certain other employees that the Company may from time to time designate as “covered persons” or “Insiders” under this policy, because of their position, responsibilities, or their actual or potential access to material information.

Purpose of the Policy

One of the principal purposes of the federal securities laws is to prohibit insider trading. Insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public information” (defined below in this Policy.) The prohibitions would apply to any Insider who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.

Exceptions for Certain Transactions

This Policy does not apply to all transactions involving the Company’s securities. The following exceptions are intended to facilitate several common types of transactions.

Stock Option Exercises. This Policy does not apply to the mere exercise of a stock option for cash under the Company’s stock option plans. This Policy does apply, however, to:

•	Any sale of stock as part of a broker-assisted “cashless” exercise of an option (i.e., any market sale for the purpose of generating the cash needed to pay the exercise price of an option); and
•	Any sale of shares of Company stock received upon exercise of an option.

Net Settlement upon Vesting of Restricted Stock. This Policy does not apply to a surrender of shares to the Company or the retention and withholding from delivery to the applicable officer, director, or employee of shares by the Company (i.e., a so-called “net settlement”) upon vesting of restricted stock in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement or the Company plan pursuant to which the restricted stock was granted. The Policy does apply, however, to any market sale of restricted stock or to the sale of common stock received by you as a result of the vesting.

Employee Stock Purchase Plan. This Policy will not apply to (i) an employee’s election to participate in, or increase his or her participation in, any employee stock purchase plan, that the Company may adopt, (ii) purchases of Company stock in the plan resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan, or (iii) purchases of Company stock resulting from lump-sum contributions to the plan, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. However, this Policy does apply to a participant’s sale of Company stock purchased under such plan.

9655 Maroon Circle, Englewood, CO 80112 | Phone: (800) 495-6670 | Fax: (800) 495-6695 | Zynex.com

PART I

Insider Trading Prohibition (Applies to All Insiders)

Insider trading occurs when a person in possession of material and non-public information obtained through involvement with the Company (1) uses that information to make decisions to purchase, sell, or otherwise trade in securities of the Company or another company, or (2) provides that information to others outside the Company to enable such trading.

U.S federal law, and the laws of any other countries in which the Company operates or may operate, prohibit insider trading, and a violation of these laws may cause reputational and financial damage to the Company.

Scope

Part I of this Policy applies to all Insiders, and all transactions in the Company’s securities, including common or preferred stock, options, and warrants to purchase common stock, notes, bonds, convertible securities, and any other debt or equity securities that the Company may issue, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information

(a)

No Insider may purchase or sell any Company security while in possession of material non-public information about the Company, its customers, suppliers, consultants, or other companies with which the Company has contractual relationships or may be negotiating transactions (the terms “material” and “non-public information” are defined in Part I, Section 4(a) and (b) below).

(b)	No Insider who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends.
(c)

In addition, no Insider may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of their involvement with the Company. No Insider who knows of any such material non-public information may communicate that information to any other person, including family and friends.

(d)

For compliance purposes, no Insider should ever trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that the Insider has reason to believe is material and non-public unless the Insider first consults with, and obtains the advance approval of, the Compliance Officer (which is defined in Part I, Section 4(c) below).

(e)

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy that any transactions in securities by the Company will comply with applicable laws with respect to insider trading.

Other Prohibited Transactions

The Company considers it improper and inappropriate for Insiders to engage in short-term or speculative transactions in the Company’s securities or in other transactions that may lead to inadvertent violations of the insider trading laws. Accordingly, trading in the Company’s securities by Insiders is subject to the following additional restrictions:

(a)

Short sales. No Insider may sell the Company’s securities short (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock). Note that in addition to this Policy, Section 16(c) of the Exchange Act prohibits Section 16 Officers and Directors of the Company from engaging in short sales.

(b)	Options trading. No Insider may buy or sell puts or calls or other derivative securities on the Company’s securities.
(c)	Trading on margin; Pledging. No Insider may hold Company securities in a margin account or pledge Company securities as collateral for a loan.
(d)	Hedging. No Insider may enter into hedging, monetization transactions, or similar arrangements with respect to Company securities.

9655 Maroon Circle, Englewood, CO 80112 | Phone: (800) 495-6670 | Fax: (800) 495-6695 | Zynex.com

Gifts made by Insiders

A disposition of the Company’s securities by bona fide gift (including charitable donations and transfers for estate planning purposes) could create insider trading concerns under some circumstances if the donor is aware of or in possession of material nonpublic information. Therefore, unless approved by the Compliance Officer, Insiders are not permitted to gift Company securities when aware of or in possession of material nonpublic information about the Company or its securities or otherwise subject to a closed trading window (as described in Part II). This approval requirement applies even if you are not otherwise subject to the pre-approval requirements set forth below.

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades or gifts requested by the Insider, including hardship applicants. The Compliance Officer may reject any trading or gift requests in his or her sole and reasonable discretion. Additionally, if any approved trade or gift is not executed within two trading days following the date of receipt of approval, then the Insider shall not be permitted to engage in a trade, until new approval is obtained from the Compliance Officer in accordance with the requirements of this Policy.

Definitions

(a)

Material. Insider trading restrictions come into play only if the information that a director, officer, or employee of the Company possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise were information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects is reasonably likely to be found material in particular situations, including, but not limited to:

o	Significant changes in the Company’s prospects;
o	financial results, projections of future earnings or losses;
o	significant write-downs in assets;
o	the timelines or the results of preclinical studies or clinical trials;
o	scientific, medical, or financial data relating to the Company’s products or products under development;
o	developments regarding significant litigation or government agency investigations;
o	impending bankruptcy or liquidity problems;
o	changes in earnings estimates or unusual gains or losses in major operations;
o	major changes in management;
o	a determination to declare a dividend;
o	extraordinary borrowings;
o	changes in debt ratings;
o	entry into or modification or termination of a significant contract;
o

proposals, plans, or agreements, even if preliminary in nature, involving mergers, acquisitions or tender offers, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

o	public offerings; and
o	actions of regulatory and health agencies, particularly the U.S. Food and Drug Administration.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger or acquisition, or the development of a new product, the point at which negotiations or new product development plans are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that may have a large effect on stock prices, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether non-public information is material, presume it is material.

Keep in mind that materiality is judged in hindsight, and while a development may not seem material at the time, if following its announcement to the public, the Company’s stock price increases or decreases, a plaintiff’s lawyer or the United States Securities and Exchange Commission (“SEC”) will use this fact to demonstrate materiality. If you are unsure whether the information is material, you should consult with the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

9655 Maroon Circle, Englewood, CO 80112 | Phone: (800) 495-6670 | Fax: (800) 495-6695 | Zynex.com

(b)

Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after the public disclosure of information about the Company, you must wait until the close of business on the second trading day (two full trading days) after the information was publicly disclosed before you can treat the information as public.

As with questions of materiality, if you are not sure whether the information is considered public, you should either consult with the Compliance Officer or assume that the information is “non-public” and treat it as confidential.

(c)

Compliance Officer. The Company has appointed its Chief Financial Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i)	assisting with the implementation of this Policy;

(ii)	circulating this Policy to all Directors, officers, and employees of the Company and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii)

notifying Covered Persons (as defined in Part II below) and, if appropriate, other employees of the Company of the Company’s imposition of a trading “blackout” period as described in Part II, Section 3 below;

(iv)

reviewing and approving Approved 10b5-1 Plans (as defined below) or revisions or amendments to such Plans, and referring such plans or revisions to such Plans to the Board or a duly appointed committee thereof for approval if required or otherwise appropriate, as described in Part II, Section 3(d) below;

(v)	pre-clearing all trading in securities of the Company by all Covered Persons in accordance with the procedures set forth in Part II, Section 4 below: and

In the event that the Compliance Officer is not available or desires to effect a transaction in Company securities for which pre-clearance or approval is required under this Policy, the Controller of the Company shall serve as the Compliance Officer. In the event that the Compliance Officer is unavailable and such information is cleared by the Controller, the Compliance Officer must be informed of such clearance as soon as possible.

(vi) providing a reporting system with an effective whistleblower protection mechanism.

Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors. Penalties may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

A person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees. The SEC has imposed large penalties even when the tipper did not profit from the transaction.

Individuals who violate this Policy may be subject to disciplinary action by the Company, up to and including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer in writing and must be provided before any activity contrary to the above requirements takes place.

9655 Maroon Circle, Englewood, CO 80112 | Phone: (800) 495-6670 | Fax: (800) 495-6695 | Zynex.com

PART II

Additional Trading Restrictions for Covered Persons

Covered Persons

Covered Persons are the individuals described below (collectively, “Covered Persons”):

•	Current Directors of the Company and its affiliates;
•

“Executive officers” of the Company as described in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and all individuals designated as “officers” of the Company for purposes of Section 16 under the Exchange Act (“Section 16 Officers”);

•

All employees in the accounting, finance, investor relations, and law departments of the Company (or other departments, groups or individual specifically requested to acknowledge receipt of this policy) and its affiliates;

•	Immediate family members (parents, siblings, spouses, children) and household members of each of the foregoing groups.

The Company’s Compliance Officer may designate additional “Covered Persons” from time to time as described in Part II, Section 3.

Scope

Because Covered Persons are exposed to a wider range of material non-public information than their colleagues (e.g., information regarding quarterly results, strategic transactions, or the like), this Policy includes additional restrictions on transactions by such persons.

Blackout Periods

(a)

Persons Covered. All Covered Persons are prohibited from trading the Company’s securities during blackout periods, except in certain events, or with permission from the Compliance Officer. In addition, the Compliance Officer may notify other employees of the Company that they are prohibited from trading in the Company’s securities during blackout periods, in which event such notified persons shall also be considered “Covered Persons.”

(b)

Quarterly Blackout Periods. Announcement of quarterly financial results almost always has the potential to have a material effect on the market for its securities. Therefore, to avoid even the appearance of trading on the basis of material, non-public information, and to assist in compliance with insider trading laws, the Company has created the following blackout periods during which Covered Persons must not trade, or receive prior approval of all trades with the Compliance Officer or the full Board of Directors, as appropriate:

(i)	From December 15 until the end of the second trading day following the public announcement of fourth-quarter and year-end financial results;

(ii)	From March 15 until the end of the second trading day following the public announcement of first-quarter financial results;

(iii)	From June 15 until the end of the second trading day following the public announcement of second-quarter financial results; and

(iv)	From September 15 until the end of the second trading day following the public announcement of third-quarter financial results.

(c)

Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, new product developments, clinical trials, or other material events) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities.

9655 Maroon Circle, Englewood, CO 80112 | Phone: (800) 495-6670 | Fax: (800) 495-6695 | Zynex.com

(d)

Approved Rule 10b5-1 Plan. These trading restrictions do not apply to transactions by Covered Persons under a pre-existing written plan, contract, instruction, or arrangement under Exchange Act Rule 10b5-1 (“Approved 10b5-1 Plan”) that:

(i)

has been reviewed and approved at least thirty days in advance of any trades thereunder by the Compliance Officer (or, if an Approved 10b5-1 plan is to be revised or amended, such revision or amendment has been reviewed and approved by the Compliance Officer at least thirty days in advance of any subsequent trades);

(ii)	was entered into in good faith by the Covered Person outside a Blackout Period and at a time when he or she was not in possession of material non-public information about the Company; and

(iii)

gives a third party the authority to execute such purchases and sales, outside the control of the applicable officer, Director, or employee, providing such third party does not possess any material non-public information about the Company, or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into before the person is aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. As a practical matter, this means that the Insider may set up 10b5-1 plans, or delegate trading discretion, only outside of a Blackout Period (as discussed above). The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to a broker or an independent third party, but you must not exercise any subsequent discretion affecting the transactions, and if your broker, independent third party or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not be aware of any Material Nonpublic Information at the time of the trades.

Pre-clearance of Securities Transactions

(a)

Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all Covered Persons to obtain a pre-clearance, even outside a Blackout Period, from the Compliance Officer for all transactions in the Company’s securities. In addition, transactions made by a Section 16 Officer or Director require a supplemental pre-clearance by the Company’s Chief Financial Officer (or, for trades by the Chief Financial Officer, by the Company’s Controller).

(b)

These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household, and minor children, and to transactions by entities over which such person exercises control.

(c)

Unless revoked, a grant of permission will normally remain valid until the close of trading five days following the day on which it was granted. If the transaction does not occur during the five-day period, pre-clearance of the transaction must be re-requested.

(d)

Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the applicable Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer. In addition, pre-clearance is not required for stock option exercises and net issuances of restricted stock under the limited circumstances described in the introduction to this Policy.

Short-Term Trading by Covered Persons

Section 16 Officers and Directors who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase. This prohibition does not apply to stock option exercises and employee stock purchase plan, if any, purchases.

9655 Maroon Circle, Englewood, CO 80112 | Phone: (800) 495-6670 | Fax: (800) 495-6695 | Zynex.com

Note that in addition to this Policy, under Section 16(b) of the Exchange Act, any “short-swing profits” realized by a Section 16 Officer or Director of the Company from a “matching” purchase and sale or “matching” sale and purchase of Company stock occurring within a six-month period would be subject to disgorgement to the Company. Note that under Section 16(b), the highest sale price is matched with the lowest purchase price in determining profit, and purchases and sales that result in a loss are ignored— meaning that under these rules, you could be deemed to have a profit to be disgorged even though you actually lose money on your trades in the aggregate. There is an active group of lawyers that track purchases and sales by Section 16 Officers and Directors for violation of these rules. There is no defense against a violation of these rules.

I, the undersigned employee, acknowledge that I have read, understood, and agree to abide by the terms and conditions outlined in this policy document.

By:

9655 Maroon Circle, Englewood, CO 80112 | Phone: (800) 495-6670 | Fax: (800) 495-6695 | Zynex.com